Exhibit 23.1

Board of Directors

MJ Holdings Inc.

3275 South Jones Blvd.

Las Vegas, Nevada 89146

Gentlemen:

We consent to the use of this amendment No. 1 to the Registration Statement on Form S-1 of our report dated July 26, 2018 relating to the financial statements of MJ Holdings, Inc. as of December 31, 2017 and 2016 and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paritz & Company, P.A.

Hackensack, New Jersey

October 22, 2018